SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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ORBITAL SCIENCES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2003

Dear Stockholder:

      It is my pleasure to invite you to the Annual Meeting of Stockholders of Orbital Sciences Corporation to be held on Tuesday, April 29, 2003 at 9:00 a.m. at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166.

      Whether or not you plan to attend, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. You are urged to sign, date and return your proxy promptly in the enclosed envelope, which requires no postage if mailed in the United States. Even if you return a proxy, you may still attend the meeting and vote in person.

      I hope that you will be able to attend the meeting. Orbital’s officers and directors look forward to seeing you at that time.

Sincerely,

DAVID W. THOMPSON
Chairman of the Board and
Chief Executive Officer

ORBITAL SCIENCES CORPORATION

21839 ATLANTIC BOULEVARD

DULLES, VIRGINIA 20166

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held April 29, 2003

       The Annual Meeting of Stockholders of Orbital Sciences Corporation (“Orbital” or the “company”), a Delaware corporation, will be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Tuesday, April 29, 2003 at 9:00 a.m. for the following purposes:

1.	To elect four directors for three-year terms ending in 2006.

2.	To approve the adoption of an amendment to our Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 80,000,000 shares to 200,000,000 shares.

3.	To approve an increase in the number of shares of common stock authorized to be issued under the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan from 3,000,000 shares to 4,500,000 shares.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

      The Board of Directors has set March 14, 2003 as the record date for the meeting. This means that owners of our common stock at the close of business on that date are entitled to receive notice of and to vote at the meeting and any adjournments or postponements thereof.

You are urged to vote promptly by signing and returning the enclosed proxy card. If you decide to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors,

/s/ SUSAN HERLICK

SUSAN HERLICK
Vice President, Acting General Counsel
and Assistant Secretary

March 21, 2003

ORBITAL SCIENCES CORPORATION

21839 ATLANTIC BOULEVARD

DULLES, VIRGINIA 20166

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

       The accompanying proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Orbital Sciences Corporation for use at the Annual Meeting of Stockholders to be held at our headquarters located at 21839 Atlantic Boulevard, Dulles, Virginia 20166, on Tuesday, April 29, 2003 at 9:00 a.m. and any adjournments thereof.

      The Board has fixed the close of business on March 14, 2003 (the “Record Date”) for determining stockholders who are entitled to vote at the Annual Meeting of Stockholders. On the Record Date, there were                               shares of common stock, par value $0.01 per share, outstanding, the holders of which are entitled to one vote per share on each matter to come before the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of March 14, 2003 will constitute a quorum, permitting the stockholders to conduct business at the meeting. We will include abstentions and broker non-votes in the calculation of the number of shares considered to be present at the meeting. Broker non-votes are shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not voting on a particular proposal.

      Proxies properly executed and returned will be voted at the meeting in accordance with any directions noted. Any proxy on which no directions are indicated will be voted FOR the election of the nominees for director set forth below and FOR the other proposals described in the Proxy Statement. Proxies will be voted in the discretion of the holder of the proxy with respect to any other business that may properly come before the meeting and as to which a stockholder has not provided timely notice, and all matters incidental to the conduct of the meeting. Even if you have signed and delivered a proxy, you may revoke it at any time before it is voted by delivering to the Assistant Secretary of the company a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. If you attend the meeting in person, you may revoke your proxy and vote your shares in person.

      This Proxy Statement, the accompanying form of proxy, and our Annual Report on Form 10-K will be mailed to stockholders on or about March 21, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

      Four directors are to be elected at the 2003 Annual Meeting for three-year terms that expire in 2006. Eight other directors have been elected or have been or will be appointed to terms that end in either 2004 or 2005, as indicated below. The term of office of each nominated director will be for three years expiring at the 2006 Annual Meeting of Stockholders and until a successor is elected and qualified or until such director’s death, removal or resignation. If any nominees for director should become unavailable, the Human Resources and Governance Committee of the Board would designate substitute nominees and proxies would be voted for such substitutes. Management does not anticipate that any of the nominees will become unavailable.

      In order to be elected, a nominee must receive the vote of a plurality of the outstanding shares of common stock represented at the meeting and entitled to vote. The four nominees for election as directors at the Annual Meeting who receive the greatest number of votes properly cast for the election of directors will be elected directors. For purposes of the election of directors, abstentions and other shares not voted will have no effect on the outcome of the election.

      THE BOARD RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE NOMINEES NAMED. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the election of each of the nominees listed below.

      Set forth below is certain information as of March 1, 2003 concerning each of the nominees and each person whose term of office as a director will continue after the Annual Meeting.

Directors to be Elected at the 2003 Annual Meeting

ROBERT M. HANISEE, 64

Chairman of Human Resources and Governance Committee and Member of Audit and Finance Committee

      Robert M. Hanisee has been a director of Orbital since 2002. Mr. Hanisee is currently Managing Director and Chief Investment Officer for Asset Allocation in the Private Client Services Group of Trust Company of the West, an investment management services company. Since 1990, he has held a series of positions with Trust Company of the West, including managing the Convertible Securities Group from 1992 to 1998, and Portfolio Manager for the Global Telecom Trust from September 1996 to October 1998. Mr. Hanisee was a founding partner of Amdec Securities, and later was President of Seidler Amdec Securities. Mr. Hanisee is a director of EDO Corporation, Illgen Simulation Technologies, Inc. and The Titan Corporation.

HARRISON H. SCHMITT, 67

Chairman of Strategy and Technology Committee and Member of Audit and Finance Committee

      Harrison H. Schmitt has been a director of Orbital since 1983. From 1982 until the present, Dr. Schmitt has served in various capacities as a business and technical consultant. From 1977 through 1982, Dr. Schmitt was a United States Senator from New Mexico, during which time he chaired the Senate Science, Technology and Space Subcommittee, which oversees all non-military space-related research and development programs of the U.S. Government. From 1974 to 1975, he was Assistant Administrator for Energy Programs for the National Aeronautics and Space Administration (“NASA”). From 1965 to 1973, he was a NASA astronaut. As Lunar Module Pilot on Apollo 17 in 1972, he explored the Moon’s surface.

JAMES R. THOMPSON, 66

Vice Chairman of the Board

      James R. Thompson, who is not related to David W. Thompson, has been Vice Chairman, President and Chief Operating Officer of Orbital since April 2002, and was President and Chief Operating Officer since October 1999. He has been a director of Orbital since 1992, and is also serving as acting General Manager/ Electronic Systems Group. From 1993 until October 1999, Mr. Thompson served as Executive Vice President and General Manager/ Launch Systems Group. Mr. Thompson was Executive Vice President and Chief Technical Officer of Orbital from 1991 to 1993. He was Deputy Administrator of NASA from 1989 to 1991. From 1986 until 1989, Mr. Thompson was Director of the Marshall Space Flight Center at NASA. Mr. Thompson was Deputy Director for Technical Operations at Princeton University’s Plasma Physics Laboratory from 1983 through 1986. Before that, he had a 20-year career with NASA at the Marshall Space Flight Center. He is a director of SPACEHAB Incorporated.

SCOTT L. WEBSTER, 50

      Scott L. Webster is a co-founder of Orbital and has been a director of Orbital since 1982. Mr. Webster served as Senior Vice President, Special Projects of Orbital from May 2001 until July 2002. From 1998 until April 2001, Mr. Webster was Chairman of the Board and Chief Executive Officer of ORBCOMM Global, L. P., a satellite services company formerly affiliated with Orbital. From 1993 to 1997, Mr. Webster served in various consulting capacities with Orbital. He served as President of Orbital’s Space Data Division from 1990 until 1993, and Executive Vice President of that Division from 1989 to 1990. Mr. Webster was Orbital’s Senior Vice President/ Marketing and Vice President of Marketing from Orbital’s inception in 1982 until 1989. Previously, he held technical and management positions at Advanced Technology Laboratories and Litton Industries, Inc.

Directors Whose Terms Expire in 2004

LENNARD A. FISK, 59

Member of Strategy and Technology Committee

      Lennard A. Fisk has been a director of Orbital since 1993. Since 1993, Dr. Fisk has been Professor and Chairman of the Department of Atmospheric, Oceanic, and Space Sciences at the University of Michigan. From 1987 until 1993, he was Associate Administrator for Space Science and Applications at NASA. From 1977 until 1987, he held various positions at the University of New Hampshire, including Vice President for Research and Financial Affairs.

GARRETT E. PIERCE, 58

Vice Chairman of the Board

      Garrett E. Pierce has been Vice Chairman and Chief Financial Officer since April 2002, and was Executive Vice President and Chief Financial Officer since August 2000. He has been a director of Orbital since August 2000. From 1996 until August 2000, he was Executive Vice President and Chief Financial Officer of Sensormatic Electronics Corp., a supplier of electronic security systems, where he was also named Chief Administrative Officer in July 1998. Prior to joining Sensormatic, Mr. Pierce was the Executive Vice President and Chief Financial Officer of California Microwave, Inc., a supplier of microwave, radio frequency, and satellite systems and products for communications and wireless networks. From 1980 to 1993, Mr. Pierce was employed by Materials Research Corporation, a provider of thin film equipment and high purity materials to the semiconductor, telecommunications and media storage industries, where he progressed from Chief Financial Officer to President and Chief Executive Officer. Materials Research Corporation was acquired by Sony Corporation as a wholly-owned subsidiary in 1989. From 1972 to 1980, Mr. Pierce held various management positions with the Signal companies.

DAVID W. THOMPSON, 48

Chairman of the Board

      David W. Thompson is a co-founder of Orbital and has been Chairman of the Board and Chief Executive Officer of Orbital since 1982. From 1982 until October 1999, he also served as President. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as special assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked on the Space Shuttle’s autopilot design at the Charles Stark Draper Laboratory. Mr. Thompson is a Fellow of the American Institute of Aeronautics and Astronautics, the American Astronautical Society and the Royal Aeronautical Society and was recently elected to the U.S. National Academy of Engineering.

EDWARD F. CRAWLEY, 48

Proposed New Director

      The Board of Directors intends to appoint Dr. Edward F. Crawley to fill the vacancy to be left upon the retirement from the Board of Dr. Jack L. Kerrebrock, effective as of the upcoming Annual Meeting of Stockholders. Dr. Crawley has been Chairman of the Aeronautics and Astronautics Department of the Massachusetts Institute of Technology (“M.I.T.”) since 1996, and has been a professor at M.I.T. since 1986. In 1993, he was a member of the Presidential Advisory Committee on the Space Station Redesign, and in 1987 he was an advisor to the National Academy of Engineering Committee on the Space Station. He is a Fellow of the American Institute of Aeronautics and Astronautics and a member of the U.S. National Academy of Engineering.

Directors Whose Terms Expire in 2005

DANIEL J. FINK, 76

Chairman of Audit and Finance Committee and Member of Human Resources and Governance Committee

      Daniel J. Fink has been a director of Orbital since 1983. Since 1982, Mr. Fink has been President of D.J. Fink Associates, Inc., a management consulting firm. From 1967 until 1982, Mr. Fink held a variety of positions at General Electric Company, including the positions of Senior Vice President, Corporate Planning and Development and Vice President and Group Executive, Aerospace Group. Mr. Fink is a former member of the Defense Science Board and a former Chairman of the NASA Advisory Council. He is a member of the U.S. National Academy of Engineering and is a director of The Titan Corporation.

ROBERT J. HERMANN, 69

Member of Strategy and Technology Committee

      Robert J. Hermann has been a director of Orbital since 2002. Since 1998, Dr. Hermann has been a Senior Partner of Global Technology Partners, an aerospace, defense, and technology investment firm. From 1982 to 1998, Dr. Hermann held a variety of positions at United Technologies, including the position of Senior Vice President/ Science and Technology from 1987 to 1998. Prior to that time, Dr. Hermann served as Director of the National Reconnaissance Office, Assistant Secretary of the Air Force for Research and Development and Logistics, and Principal Deputy Assistant Secretary of Defense for Communications, Command, Control and Intelligence. He also spent 20 years with the National Security Agency. He is a member of the Defense Science Board and was Chairman of the Charles Stark Draper Laboratory from 1995 to 2001 and a member of the President’s Foreign Intelligence Advisory Board from 1993 to 2001. Dr. Hermann is a member of the U.S. National Academy of Engineering and is a director of Condor Systems, Inc.

JANICE I. OBUCHOWSKI, 51

Member of Human Resources and Governance Committee

      Janice I. Obuchowski has been a director of Orbital since 1996. In February 2003, Ms. Obuchowski was appointed Ambassador and U.S. Representative to the 2003 World Radiocommunications Conference. Since 1992, Ms. Obuchowski has been President of Freedom Technologies, Incorporated, a telecommunications research and consulting firm. From 1995 until June 1998, Ms. Obuchowski was an Executive Vice President of NextWave Telecom, Inc, a telecommunications company. From 1989 to 1992, she served as Assistant Secretary for Communications and Information at the U.S. Department of Commerce and Administrator of the National Telecommunications and Information Agency. From 1980 to 1987, Ms. Obuchowski served in a variety of positions at the U.S. Federal Communications Commission, including Chief of the Common Carrier Bureau’s International Policy Division and Senior Advisor to the Chairman. Ms. Obuchowski is a director of CSG Systems, Inc.

FRANK L. SALIZZONI, 64

Member of Audit and Finance Committee and Member of Human Resources and Governance Committee

      Frank L. Salizzoni has been a director of Orbital since 1996. Mr. Salizzoni was President and Chief Executive Officer of H&R Block, Inc. from 1996 until 2000, and served as Chairman of the Board until his retirement in 2002. From 1994 until 1996, Mr. Salizzoni was President and Chief Operating Officer of USAir, Inc. and USAir Group, Inc. He joined USAir as Executive Vice President-Finance and Chief Financial Officer in 1990. From 1987 to 1989, Mr. Salizzoni was Chairman and Chief Executive Officer of TW Services, a large food services company. From 1967 to 1987, Mr. Salizzoni held several senior financial management positions with Trans World Airlines and its parent company, Transworld Corporation. Mr. Salizzoni is a director of H&R Block, Inc.

Information Concerning the Board and Its Committees

Independent Directors

      The New York Stock Exchange (“NYSE”) has proposed rules that include a requirement that a majority of directors of NYSE-listed companies be “independent” and the NYSE proposal contains a new, stricter definition of “independent.” For a director to be “independent” under the NYSE’s proposed rules, the Board of Directors would need to affirmatively determine that such director has no material relationship with Orbital (either directly or as a partner, shareholder, or officer of an organization that has a relationship with Orbital). In addition, a person cannot be an independent director until a period of five years has elapsed from the time such person (or any of his or her immediate family members) was an employee of Orbital, affiliated with or employed by a present or former auditor of Orbital, or part of an interlocking directorate in which an executive officer of Orbital served on the compensation committee of another company that concurrently employed the person. Although no formal board determination has yet been made, management believes that a majority of Orbital’s directors are “independent” directors under the proposed NYSE rules, subject only to the Board’s affirmative determination thereof, which is expected to occur at the Board’s next regularly scheduled meeting.

      The NYSE’s proposed rules, as well as rules recently proposed by the Securities and Exchange Commission (“SEC”), impose additional independence requirements for all members of the audit committee. The NYSE’s proposed rules add to the “independence” requirement for audit committee membership the requirement that director’s fees are the only compensation an audit committee member may receive from the company. In addition, the rules proposed by the SEC for determining whether an audit committee member is “independent” set forth two basic criteria. First, audit committee members would be barred from accepting — directly or indirectly — any consulting, advisory or other compensatory fee from the issuer or an affiliate of the issuer, other than in the member’s capacity as a member of the board of directors and any board committee. Commentary included in the SEC proposal provides that payments for services to law firms, accounting firms, consulting firms, investment banks or similar entities in which audit committee members are partners or hold similar positions are the kinds of compensatory payments that were intended to be precluded. The second basic criterion for determining independence provides that a member of an audit committee of a company may not be an affiliated person of the issuer or any subsidiary of the issuer apart from his or her capacity as a member of the board and any board committee. Although no formal board determination has yet been made with respect to the new rules, management believes that each member of Orbital’s Audit and Finance Committee is “independent,” as defined in the existing and proposed NYSE and SEC rules.

      Consistent with the NYSE’s proposed rules, our independent and nonemployee directors meet in regularly scheduled executive sessions without management. The Human Resources and Governance Committee appointed Daniel J. Fink to be the lead outside director and to serve as the presiding director at the executive sessions in 2003. As lead outside director, Mr. Fink is responsible for working with the Chairman and Chief Executive Officer to set board meeting agendas, to ensure timely provision of information to the Board, and in conjunction with the Human Resources and Governance Committee, to oversee the evaluation of board and director performance. Interested parties may communicate their concerns directly with either the presiding director or the independent and nonemployee directors as a group by writing to either the Presiding Director or the Independent Directors, Orbital Sciences Corporation, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attn: General Counsel.

Meetings and Committees

      During 2002, the Board held 10 meetings. The Board has three standing committees: the Audit and Finance Committee; the Human Resources and Governance Committee; and the Strategy and Technology Committee. Each incumbent director attended at least 75 percent of all meetings of the Board and committees of which he or she was a member. The biographical information in the immediately preceding section identifies the committee memberships held by each director.

      The Audit and Finance Committee operates under a written charter approved by the Board of Directors, a copy of which is attached hereto as Appendix A. In 2002 the committee met more frequently than in previous years, holding 23 meetings, primarily in connection with the company’s refinancing of its convertible notes. The Audit and Finance Committee performs, among others, the following functions:

•	reviews the company’s financial reports and other information relating to corporate financial performance and planning;

•	reviews major issues regarding accounting and auditing principles and practices and significant financial reporting issues and judgments;

•	oversees internal accounting controls that could significantly affect financial statements;

•	evaluates financing and financial aspects of potential acquisitions, divestitures and strategic investments;

•	recommends the engagement of the company’s independent auditors and reviews such auditors’ independence, qualifications, compensation, performance and quality control procedures; consults with the independent auditors with regard to the plan of audit;

•	consults with the independent auditors with regard to financial results, significant accounting policies and issues, and the adequacy of internal accounting controls;

•	approves, in advance, any non-audit services to be performed by the independent auditor; and

•	reviews the appointment and replacement of the company’s internal auditor.

      The Human Resources and Governance Committee, which held 10 meetings in 2002, performs the following functions:

•	approves compensation and, where applicable, severance arrangements for directors, executive officers and other members of senior management;

•	considers issues of corporate governance, management development, evaluation and succession, and board self-assessment;

•	evaluates compensation plans and policies and makes recommendations to the Board with respect thereto;

•	oversees the defined contribution and deferred compensation plans;

•	administers Orbital’s stock option and stock purchase plans;

•	reviews corporate human resources matters, including issues relating to employee benefits and work force recruiting and retention; and

•	nominates candidates for positions on the Board.

      In addition, the committee will consider nominees recommended by stockholders for election as directors if such recommendations are in writing, are filed with the Secretary of the company by the time specified in the By-Laws and include the information specified in the By-Laws. Although no formal determination has yet been made, management believes that each member of the Human Resources and Governance Committee is “independent,” as defined in the proposed NYSE listing standards.

      The Strategy and Technology Committee, which held four meetings in 2002, performs the following functions:

•	gives initial Board-level consideration to advanced technology and business strategy issues, including competitive assessments;

•	reviews and assesses major programs and research and development activities;

•	evaluates potential acquisitions, divestitures and joint ventures; and

•	evaluates technical and market risks associated with new product development.

Director Compensation

      During 2002, three directors were salaried employees of Orbital, and Scott L. Webster was a salaried employee of the company through July 2002. Such directors, while salaried employees of the company, receive no additional compensation for serving on the Board. Board members who are not salaried employees receive compensation for Board service. In 2002, that compensation included:

(1)	an annual retainer in the form of restricted common stock;

(2)	Board and committee meeting attendance fees in the form of cash or restricted common stock; and

(3)	grants of stock options.

      All directors also are reimbursed for out-of-pocket expenses in connection with Board and committee service.

      Retainer and Fees. In January 2002, each of our nonemployee directors received an annual retainer in the form of 2,419 shares of restricted common stock, equivalent to $15,000 on the date of award. The shares of restricted common stock were issued under the Orbital Sciences Corporation 1997 Stock Option and Incentive Plan (the “1997 Option Plan”). Such directors also received up to $1,000 for each Board and committee meeting attended. These directors had the option during 2002 to elect to receive restricted common stock in lieu of cash for attendance fees pursuant to the 1997 Option Plan. Orbital issued 13,257 shares of restricted common stock in the aggregate to six nonemployee directors (including two directors who are no longer members of the Board) who elected to receive restricted common stock in lieu of cash for attendance fees. The awards of restricted stock vest in their entirety on January 24, 2004.

      Options and Restricted Stock. Under the 1997 Option Plan, each nonemployee director receives an automatic annual grant on the first business day in January of options to purchase common stock at an exercise price equal to the fair market value on that date. On January 2, 2002, each nonemployee director was granted 5,000 common stock options with an exercise price of $4.00 per share. The option grant vested in its entirety on January 2, 2003.

      Orbital also matches a nonemployee director’s purchase of up to $10,000 worth of common stock in the open market in a calendar year with a grant of restricted common stock under the 1997 Option Plan. The number of shares of restricted common stock granted is equal to the dollar value of the nonemployee director’s stock purchase in any given calendar quarter divided by the average closing sales price of the common stock during that calendar quarter. The grant vests in its entirety in two years from the date of grant. During 2002, Orbital issued 3,636 shares of restricted common stock to one nonemployee director who participated in the program.

Summary Compensation Table

      The following table sets forth a summary of all compensation earned, awarded or paid in the fiscal years ended December 31, 2002, 2001 and 2000, as applicable, to the Chief Executive Officer and the four most highly compensated executive officers who were serving as executive officers at December 31, 2002 (collectively, the “Named Officers”).

				Long-Term Compensation

		Annual Compensation		Restricted	Securities
				Stock	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus	Awards	Options(#)	Compensation

David W. Thompson (a)	2002	$430,000	$326,814	$—	—	$12,057
Chairman of the Board and	2001	430,000	236,448	—	140,000	42,032
Chief Executive Officer	2000	430,000	—	—	75,000	40,336
James R. Thompson (b)	2002	420,000	417,092	—	—	12,199
Vice Chairman, President	2001	400,000	164,964	—	140,000	39,145
and Chief Operating Officer	2000	383,000	—	—	60,000	37,325
Garrett E. Pierce (c)	2002	420,000	1,023,351	1,064,000	500,000	152,910
Vice Chairman and Chief	2001	400,000	164,964	—	140,000	155,263
Financial Officer	2000	143,000	80,000	—	350,000	60,815
Ronald J. Grabe (d)	2002	307,000	213,249	—	—	110,462
Executive Vice President and	2001	275,000	183,928	—	110,000	6,115
General Manager, Launch	2000	255,000	—	—	60,000	6,087
Systems Group
John M. Danko (e)	2002	260,000	180,160	—	—	34,207
Executive Vice President and	2001	250,000	34,437	—	40,000	31,692
General Manager, Space	2000	205,000	15,000	—	30,000	29,776
Systems Group

(a)	During 2002, Mr. D. W. Thompson received approximately 10% of his 2002 base salary in the form of restricted common stock in equal installments granted on the last trading day of the first and second quarters as follows: 4,103 shares based on a fair market value of $5.24 per share; and 2,697 shares based on a fair market value of $7.97 per share.

During 2001, he also received approximately 50% of his 2001 base salary in the form of restricted common stock in equal installments granted on the last trading day of each quarter as follows: 8,958 shares based on a fair market value of $6.00 per share; 13,853 shares based on a fair market value of $3.88 per share; 29,532 shares based on a fair market value of $1.82 per share; and 13,014 shares based on a fair market value of $4.13 per share. Mr. D. W. Thompson received $134,968 of his 2001 annual bonus in the form of 28,474 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Mr. D. W. Thompson is entitled to receive cash dividends paid, if any, with respect to all of his shares of restricted stock.

Other compensation for Mr. D. W. Thompson includes company contributions under Orbital’s 401(k) plan of $8,072, $6,800 and $6,400 for 2002, 2001 and 2000, respectively, and under Orbital’s deferred compensation plan of $1,350, $3,371 and $4,031 for 2002, 2001 and 2000, respectively. It also includes partial forgiveness in 2000 of an outstanding loan and accrued interest in the amount of $29,905, and forgiveness in 2001 of the remaining portion of the loan and accrued interest of $31,861 pursuant to the company’s executive officer loan program, which was terminated in 2002.

(b)	During 2002, Mr. J. R. Thompson received approximately 25% of his 2002 base salary in the form of restricted common stock in equal installments granted on the last trading day of each quarter as follows: 5,009 shares based on a fair market value of $5.24 per share; 3,293 shares based on a fair market value of $7.97 per share; 7,720 shares based on a fair market value of $3.40 per share; and 6,220 shares based on a fair market value of $4.22 per share. Mr. J. R. Thompson elected to receive 100% of his 2002 annual bonus in the form of 68,615 shares of restricted common stock based on a fair market value of $5.35 per share on February 18, 2003.

During 2001, Mr. J. R. Thompson received approximately 20% of his 2001 base salary in the form of restricted common stock in equal installments granted on the last trading day of each quarter as follows: 3,333 shares based on a fair market value of $6.00 per share; 5,154 shares based on a fair market value of $3.88 per share; 10,989 shares based on a fair market value of $1.82 per share; and 4,842 shares based on a fair market value of $4.13 per share. He also received $94,164 of his 2001 annual bonus in the form of 19,865 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Mr. J. R. Thompson is entitled to receive cash dividends paid, if any, with respect to all of his shares of restricted stock.

All other compensation for Mr. J. R. Thompson includes company contributions under Orbital’s 401(k) plan of $9,700, $6,800 and $6,400 for 2002, 2001 and 2000, respectively, and under Orbital’s deferred compensation plan of $1,773, $484 and $1,020 for 2002, 2001 and 2000, respectively. It also includes partial forgiveness in 2000 of an outstanding loan and accrued interest in the amount of $29,905, and forgiveness in 2001 of the remaining portion of the loan and accrued interest of $31,861 pursuant to the company’s executive officer loan program.

(c)	Mr. Pierce received an award of 200,000 shares of restricted common stock on July 19, 2002 having a fair market value on the date of grant of $5.32 per share. 100,000 shares of the restricted stock award vested on December 31, 2002, and the remaining 100,000 shares vest on December 31, 2003. On December 31, 2002, the value of the 200,000 shares of restricted common stock was $844,000.

Mr. Pierce received $94,164 of his 2001 annual bonus in the form of 19,865 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Mr. Pierce is entitled to receive cash dividends paid, if any, with respect to all of his shares of restricted stock.

All other compensation for Mr. Pierce includes company contributions under Orbital’s 401(k) plan of $9,700 and $6,800 for 2002 and 2001, respectively and under Orbital’s deferred compensation plan of $3,138 for 2002. It also includes $137,202, $148,463 and $60,815 as reimbursement for relocation, living and certain other expenses (and the associated income taxes) in 2002, 2001 and 2000, respectively.

(d)	Mr. Grabe received $62,178 of his 2001 bonus compensation in the form of 13,117 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Mr. Grabe is entitled to receive cash dividends paid, if any, with respect to his shares of restricted stock. All other compensation for Mr. Grabe includes company contributions under Orbital’s 401(k) plan of $8,059, $6,115 and $6,087 for 2002, 2001 and 2000, respectively and under Orbital’s deferred compensation plan of $1,005 for 2002. For 2002, it also includes $102,503 paid in connection with relocation and living expenses (and the associated income taxes).

(e)	Mr. Danko received $35,912 of his 2001 bonus compensation in the form of 7,576 shares of restricted common stock based on a fair market value of $4.74 per share on February 5, 2002. Mr. Danko is entitled to receive cash dividends paid, if any, with respect to his shares of restricted stock. All other compensation for Mr. Danko includes company contributions under Orbital’s 401(k) plan of $8,000, $6,835 and $7,631 for 2002, 2001 and 2000, respectively, and under Orbital’s deferred compensation plan of $5,981, $3,954 and $2,144 for 2002, 2001 and 2000, respectively. It also includes a $2,000 per month housing allowance for each year listed beginning in March 2000.

Option Grants in Last Fiscal Year

      The table below shows information on grants of stock options during the fiscal year ended December 31, 2002 to the Named Officers under the 1997 Option Plan, which options are reflected in the Summary Compensation Table. No Named Officers other than Mr. Pierce were granted stock options during 2002.

	Individual Grants
					Potential Realized Value at
	Number of				Assumed Annual Rates of
	Securities	% of Total			Stock Price Appreciation for
	Underlying	Granted to	Exercise		Option Term
	Options	Employees in	Price	Expiration
Name	Granted(#)	Fiscal Year	($/Share)	Date	5%	10%

Garrett E. Pierce	500,000 (a)	86%	$5.50	4/25/12	$1,729,460	$4,832,792

(a)	The options vest as follows: 100,000 options vested on June 30, 2002, 200,000 options vest on June 30, 2003 and 200,000 options vest on June 30, 2004.

Aggregated Option Exercises During 2002 and December 31, 2002 Option Values

      None of the Named Officers exercised stock options during the year ended December 31, 2002. The table below shows information with respect to the number of unexercised stock options granted under the 1997 Option Plan and its predecessor, Orbital’s 1990 Stock Option Plan.

	Number of Securities
	Underlying Unexercised			Value of Unexercised-
	Option Shares			In-the-Money Options
	at December 31, 2002			at December 31, 2002

Name	Exercisable		Unexercisable	Exercisable	Unexercisable

David W. Thompson	411,667	(a)	53,333	$30,067	$22,733
James R. Thompson	340,667		53,333	30,067	22,733
Garrett E. Pierce	420,001		569,999	30,067	22,733
Ronald J. Grabe	207,668		42,500	24,475	18,975
John M. Danko	55,334		16,666	10,633	9,167

(a)	Excludes 250,000 of exercisable stock options that were cancelled in November 2002 at Mr. D. W. Thompson’s request.

Equity Compensation Plan Information

      The following table sets forth certain information regarding our equity compensation plans as of December 31, 2002.

		Weighted-	Number of Securities
		Average Exercise	Remaining Available for
		Price of	Future Issuance Under
	Number of Securities to be	Outstanding	Equity Compensation
	Issued Upon Exercise of	Options,	Plans (excluding
	Outstanding Options,	Warrants and	securities reflected in
Plan Category	Warrants and Rights	Rights	column(a))

Equity Compensation Plans Approved by Security Holders (a)	1,304,921	$22.02	—
Equity Compensation Plans Not Approved by Security Holders(b)	4,818,806	7.41	4,092,317
Total	6,123,727	10.54	4,092,317

(a)	The equity compensation plans approved by the company’s stockholders include Orbital’s 1990 Stock Option Plan, Orbital’s Non-Employee Director Stock Option Plan, and the 1997 Option Plan (only with respect to 3,200,000 shares out of the total 10,600,000 shares authorized thereunder). For purposes of reporting on the options outstanding under the 1997 Option Plan, we have assumed that all 3,200,000 shares approved by stockholders were issued during 1997 and 1998. The share numbers shown in this row do not include shares that may be issued under the company’s 1999 Employee Stock Purchase Plan, which currently has approximately 300,000 shares available for issuance. A proposal to increase the number of authorized shares under this plan from 3,000,000 to 4,500,000 shares and a brief description of the plan is included elsewhere in this proxy statement.

(b)	The 1997 Option Plan was approved by stockholders in 1997, as was a subsequent amendment in 1998 increasing the number of authorized the company’s shares thereunder to 3,200,000. As permitted by the applicable rules of the New York Stock Exchange, in 1999, 2000, 2001 and 2002, the company amended the 1997 Option Plan to increase the number of securities available for issuance under that plan by 1,800,000, 1,800,000, 1,800,000 and 2,000,000 shares, respectively, without seeking the approval of its stockholders. As of December 31, 2002, the 1997 Option Plan provided for awards of up to 10,600,000 incentive or non-qualified stock options and shares of restricted stock to employees, directors, consultants and advisors of the company and its subsidiaries without giving effect to any exercises or cancellations. Under the terms of the 1997 Option Plan, options may not be issued at less than 100% of the fair market value of the company’s common stock on the date of grant. Options under the 1997 Option Plan vest at a rate set forth by the Board of Directors in each individual option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date. The 1997 Option Plan also provides for automatic grants of non-qualified stock options to nonemployee directors of the company.

HUMAN RESOURCES AND GOVERNANCE COMMITTEE REPORT

      Overview and Philosophy. The Human Resources and Governance Committee (the “Committee”) is composed entirely of independent nonemployee directors and is responsible for evaluating and determining the compensation of the company’s senior executives. The Committee strives to ensure that compensation serves to motivate and retain senior executives while also being in the best interests of the company and its stockholders. The Committee’s philosophy relating to executive compensation is to attract and retain highly qualified people at industry competitive salaries, and to link the financial interests of Orbital’s senior management to those of the company’s stockholders. The Committee endeavors to attain these goals by tying compensation to the achievement of certain operational and financial objectives adopted annually by the Committee. To implement these objectives, our compensation structure currently has four general components:

      (1) base salary;

      (2) annual cash bonuses and, under certain circumstances, special cash bonuses;

      (3) stock options and awards of restricted stock; and

      (4) under certain circumstances, stock appreciation rights.

      Base Salary. In the early part of each fiscal year, the Committee reviews with Mr. David W. Thompson, Orbital’s Chief Executive Officer, and approves, with any modifications it deems appropriate, salary levels for our executive officers, including the Named Officers, and certain other members of senior management. Generally, the salaries are determined subjectively, intending to reflect the value of the job in the marketplace and the past and expected future performance and contributions of the individual senior executive, as well as our overall growth and profitability. In 2002, base salaries generally increased between 5% and 7% for senior management, including the Named Officers other than the Chief Executive Officer (as discussed below). In 2002, due to the liquidity constraints we were facing, Messrs. D.W. Thompson and J.R. Thompson elected to receive 10% and 25%, respectively, of their base salary in shares of restricted Orbital common stock that vest on December 31, 2004.

      Annual Cash Incentive and Special Bonuses. Under our management incentive bonus plan for 2002, the Chief Executive Officer, the company’s President and Chief Operating Officer and the Chief Financial Officer have target bonuses of 80% of base salary. The other Named Officers have target bonuses of 50% of base salary. The potential bonus award may be as high as 130% of the executive’s target bonus. The bonuses for executives employed in Orbital’s corporate division, including the President and Chief Operating Officer and the Chief Financial Officer, are primarily based upon our annual financial performance and corporate operational performance, with more weight given to financial performance. Company financial performance is measured based upon targets for free cash flow, earnings per share, operating income, revenues and firm backlog. The bonuses for the other Named Officers (other than the Chief Executive Officer), each of whom is the General Manager for a business unit, is based on the business unit’s annual financial performance, our financial performance, and the unit’s operational performance. The business unit’s financial performance is measured based upon targets for free cash flow, operating income, revenues and firm backlog. In all cases, there is an opportunity to earn more based upon special individual achievements. The financial objectives recommended by management were reviewed and adopted by the Committee in early 2002. In February 2002 and July 2002, the Committee reviewed and adopted operational objectives recommended by management for purposes of 2002 bonus opportunities.

      In January 2003, the Chief Executive Officer evaluated Orbital’s and each business unit’s performance against the established goals, as well as any individual achievements, and presented his evaluation, together with his reasoning, and recommended bonus awards to the Committee. The Committee then determined, based on the recommendations of the Chief Executive Officer and based on any other factors the Committee considered relevant, the percentage of target bonus to be awarded to each executive officer. The bonus awarded to Messrs. J.R. Thompson, Pierce and Danko was 95% of each executive’s target bonus amount. Mr. Grabe received 110% of his target bonus amount, and Dr. Elias received 90% of his target bonus amount.

      In order to promote employee ownership of stock, the Committee determined that bonus eligible employees may elect to receive up to 100% of the 2002 annual incentive bonus paid to such employees, including the Named Officers, in the form of shares of restricted common stock calculated on the basis of the fair market value of Orbital’s common stock on February 18, 2003. The restricted stock award vests in its entirety on January 26, 2004. Employees receiving stock in lieu of cash for all or a portion of their annual bonus also received a premium payable in stock equal to 15% of the value of the stock portion of the bonus in order to help offset such employee’s potential income tax liability when the grant vests in 2004. The only named officer to make this election was Mr. J.R. Thompson, who elected to receive 100% of his 2002 annual bonus in stock.

      In addition to our annual management incentive bonus plan, we also have a policy of awarding special cash bonuses to an individual or a group in recognition of exceptional achievement or effort. Mr. J.R. Thompson and Mr. Grabe each received a special cash bonus in 2002 in recognition of their work on our missile defense program. Mr. Danko who was the Acting General Manager of the Space Systems Group during 2002, received several special cash bonuses during 2002 to bring his compensation in parity with other general managers’ compensation levels.

      In July 2002, the company entered into a supplemental employment agreement with Mr. Pierce, as described in more detail below. Pursuant to the terms of this agreement, Mr. Pierce received a special bonus of $400,000 when the agreement became effective in August 2002 and a $300,000 bonus, conditioned upon a successful refinancing of our convertible notes, which occurred in August 2002, was paid in December 2002.

      Stock Options and Restricted Stock. The Committee believes that the award of stock options and restricted stock provides meaningful long-term incentives that are directly related to the enhancement of stockholder value. Stock option and restricted stock awards are intended to incentivize employees to work towards achieving operational and financial goals that management believes will ultimately be reflected in stock value.

      The Committee generally approves an annual grant of stock options to senior executives, including the Named Officers. Under the 1997 Option Plan, stock options are granted at an exercise price equal to the closing price of the company’s common stock on the date of the grant. Therefore, the value of the grant to the recipient is directly related to an increase in the price of the common stock. The Committee approved the 2002 annual option grant in December 2001, and accordingly, with the exception of Mr. Pierce (discussed below), no options were granted to the Named Officers in 2002.

      In addition, stock option and restricted stock grants may be awarded throughout the year to individuals, including the Named Officers. The number of stock options or shares of restricted stock granted to each individual is determined subjectively based on a number of factors, including the individual’s degree of responsibility, general level of performance, ability to affect future company performance, salary level, option holdings and recent noteworthy achievements.

      In 2002, pursuant to the terms of his supplemental employment agreement with Orbital mentioned above and described in greater detail below, Mr. Pierce was granted 500,000 stock options and received an award of 200,000 shares of restricted common stock, 100,000 of which vested on December 31, 2002 and 100,000 of which vests on December 31, 2003.

      Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to any of the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of any fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if specified requirements are met. The committee generally has not sought to structure compensation to executive officers who may be subject to Section 162(m) in a manner that satisfies those requirements, although it may do so in the future. For 2002, one of our executive officers’ compensation subject to the deductibility limit exceeded $1,000,000.

Stock Appreciation Rights

      In 2001, the Committee entered into Performance Share Agreements with the company’s Chief Executive Officer (discussed below) and Mr. J.R. Thompson, President and Chief Operating Officer and Mr. Pierce, Chief Financial Officer. These agreements were intended to provide certain executive officers with further incentive to enhance the financial and operational strength of the company by directly linking a significant component of their compensation to the amount of appreciation in the company’s common stock. Under these agreements, 60,000 performance shares were granted to each of Mr. J.R. Thompson and Mr. Pierce. Bonuses paid under the agreements are generally calculated based on the year-to-year increase of the average closing sales price of the company’s common stock for a specified period and are paid into the officer’s account under Orbital’s deferred compensation plan, with 50% of the amount vesting immediately and the remainder vesting one year later. For 2002, the bonuses were to be based on the amount, if any, by which the average closing sales price of the company’s common stock for the for the first 20 trading days of March 2002 exceeded the average closing sales price of the company’s common stock for the first 20 trading days of March 2001 multiplied by the number of performance shares awarded. Based on the stock price at the measuring dates, Mr. J.R. Thompson and Mr. Pierce were not entitled to receive any bonus in 2002 under their respective Performance Share Agreements. Messrs. J.R. Thompson and Pierce are eligible for similar bonuses in 2003 under the agreements. If the average closing sales price of our common stock for the first 20 trading days of March 2003 does not exceed the average closing sales price for the same time period in March 2002, then the agreements will expire in accordance with their terms. The Committee has determined not to renew the agreements.

      Chief Executive Compensation.

      The Committee honored Mr. David W. Thompson’s request to maintain his annual base salary in 2002 at $430,000, the same level as his 2001 salary. The Committee maintained the Chief Executive Officer’s target bonus percentage at 80% of base salary for 2002. In determining the Chief Executive Officer’s annual incentive bonus, the Committee reviewed Orbital’s financial performance against the objectives established in early 2002, and Orbital’s operational performance against the operational goals established in February 2002 and in July 2002. The company met or exceeded each of the financial goals, and met approximately 75% and 93% of the operational objectives set for the first and second half of 2002, respectively. Accordingly, the total bonus percentage awarded to the Chief Executive Officer under our incentive bonus plan in 2002 was 95% of target, or $326,814. As the Committee had approved a grant of 40,000 options to Mr. Thompson in December 2001 with an exercise price of $3.45 per share, it did not make any subsequent option grant in 2002.

      In 2001, Orbital entered into a Performance Share Agreement with Mr. Thompson, as described above, awarding him 80,000 performance shares. Under this agreement, Mr. Thompson was eligible to receive a bonus in 2002 based on the amount, if any, by which the average closing sales price of the company’s common stock for the first 20 trading days of March 2002 exceeded the average closing sales price of the company’s common stock for the first 20 trading days of March 2001 multiplied by the number of performance shares awarded to Mr. Thompson. Based on the stock price at the measuring date in 2002, Mr. Thompson was not entitled to receive any bonus in 2002 under his Performance Share Agreement. Mr. Thompson is eligible for a similar bonus in 2003. Any bonus earned pursuant to this agreement will be paid into Mr. Thompson’s deferred compensation plan account, with 50% of the amount vesting immediately and the remainder vesting one year later. If the average closing sales price of the company’s stock for the first 20 trading days of March 2003 does not exceed the average closing sales price for the same time period in March 2002, then the agreement will expire in accordance with its terms. The Committee has determined not to renew the agreement.

      The foregoing report has been furnished by the Human Resources and Governance Committee members:

Robert M. Hanisee, Chairman	Janice I. Obuchowski
Daniel J. Fink	Frank L. Salizzoni
Jack L. Kerrebrock

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Human Resources and Governance Committee was comprised of Daniel J. Fink, Robert M. Hanisee, Jack L. Kerrebrock, Janice I. Obuchowski and Frank L. Salizzoni during 2002. No member of the committee was an officer or employee of Orbital or any subsidiary of Orbital during fiscal year 2002, nor did any member have a business relationship with Orbital that is required to be disclosed pursuant to the applicable SEC rules. No interlocking relationship, as defined in the applicable SEC rules, existed between Mr. Fink, Mr. Hanisee, Mr. Kerrebrock, Ms. Obuchowski or Mr. Salizzoni and any of our executive officers during 2002.

AUDIT AND FINANCE COMMITTEE REPORT

      The Audit and Finance Committee (the “Audit Committee”) is responsible for providing independent, objective oversight of the company’s accounting functions and internal controls. The Audit Committee is comprised of four directors, each of whom is “independent” as defined by the existing New York Stock Exchange listing rules.

      Management is responsible for the company’s internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

      The Audit Committee has reviewed and discussed the audited consolidated financial statements of the company for the fiscal year ended December 31, 2002 with the company’s management, and also has discussed with PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has received both the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1, and has discussed with PricewaterhouseCoopers that firm’s independence. In addition, the Audit Committee has considered whether the provision of non-audit services, and the fees charged for such non-audit services, by PricewaterhouseCoopers are compatible with maintaining the independence of PricewaterhouseCoopers from Orbital.

      Based on the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the company that the audited consolidated financial statements of the company for the fiscal year ended December 31, 2002 be included in the company’s Annual Report on Form 10-K as filed with the SEC in March 2003.

      The foregoing report has been furnished by the Audit and Finance Committee members:

Daniel J. Fink, Chairman	Frank L. Salizzoni
Robert M. Hanissee	Harrison H. Schmitt

Stockholder Return Performance Presentation

      The following graph compares the yearly cumulative total return on Orbital’s common stock against the cumulative total return on the S&P 500 Company Index, the Nasdaq Stock Market Index of U.S. Companies and the Dow Jones Aerospace/ Defense Index for the five-year period commencing on December 31, 1997 and ending on December 31, 2002. We have determined that in the future we will use the S&P 500 Company Index instead of the Nasdaq Stock Market Index. The reason for this change is management’s view that Orbital’s capitalization is more reflective of companies that are included in the S&P 500 Company Index and, therefore, such index is a more appropriate basis for comparison.

Comparison of Cumulative Total Returns*

		NASDAQ US	Dow-Jones Aero	Orbital Sciences
	S&P 500 Index	Company Index	Defense Index	Corporation

December 1997	100.000	100.000	100.000	100.000
December 1998	126.669	140.990	84.474	147.899
December 1999	151.402	261.484	72.698	62.395
December 2000	136.051	157.417	108.051	13.866
December 2001	118.306	124.885	90.564	13.882
December 2002	90.663	86.339	86.751	14.185

*	Assumes that the value of the investment in Orbital’s common stock and each of the indices was $100 on December 31, 1997. Orbital has not declared any dividends on its common stock.

Indemnification Agreements

      Orbital has entered into substantially identical indemnification agreements with each of its directors, the Named Officers and with certain other officers and senior managers. The agreements provide that Orbital shall, to the full extent permitted by the Delaware General Corporation Law, as amended from time to time, indemnify each indemnitee against all loss and expense incurred by the indemnitee because he or she was, is or is threatened to be made a party to any completed, pending or threatened action, suit or proceeding by reason of the fact that he or she was a director, officer, employee or agent of Orbital or any of its affiliates, or because Orbital has a right to judgment in its favor because of his or her position with Orbital or any of its affiliates. The indemnitee will be indemnified so long as he or she acted in good faith and in a manner reasonably believed by him or her to be in or not opposed to Orbital’s best interest. The agreements further provide that the indemnification thereunder is not exclusive of any other rights the indemnitee may have under Orbital’s Restated Certificate of Incorporation, By-Laws or any agreement or vote of stockholders and that the Restated Certificate of Incorporation or By-Laws may not be amended to affect adversely the rights of the indemnitee.

      Orbital also has insurance to indemnify its directors and officers against certain liabilities, for which it paid approximately $1,231,295 in premiums for the 2002 policy year.

Executive Employment Agreements

      Orbital has entered into executive employment agreements with its executive officers, including each of the Named Officers, who are currently employed by Orbital. These agreements become effective in the event of a “change of control,” as defined in the agreements, of Orbital, and no officer currently receives compensation under these agreements. Upon a “change of control,” each officer whose employment is terminated by Orbital other than for disability or “cause,” as defined in the agreements, or who terminates his or her employment for “good reason,” as defined in the agreements, within 24 months following such “change of control,” would receive a lump sum equal to two times the sum of his or her annual base salary plus an amount equal to any bonus paid in the previous year. In addition, all retirement benefits would vest, all insurance benefits would continue for 24 months and all Orbital stock options would be repurchased by Orbital at the difference between the highest price paid in the “change of control” transaction for shares of stock of the same class or series and the exercise price of the stock option.

      In July 2002, Orbital entered into a supplemental employment agreement with Garrett E. Pierce, Vice Chairman and Chief Financial Officer, which supplements his existing executive employment agreement described above. The agreement provides for guaranteed salary increases for 2003 and 2004, and provided for payment of a $400,000 special cash bonus when the agreement became effective, which occurred in August 2002. Under the terms of the agreement, Mr. Pierce also received a special cash bonus in the amount of $300,000 on December 31, 2002, and is entitled to receive a similar bonus on December 31, 2003, provided that he is still employed by the company. The $300,000 bonuses were conditioned upon the successful refinancing of Orbital’s outstanding convertible notes, which was completed in August 2002. Under the agreement, Mr. Pierce also received 200,000 shares of restricted stock, 100,000 of which vested on December 31, 2002 and the remainder vesting on December 31, 2003, and 500,000 stock options, of which 100,000 were immediately vested, with 200,000 vesting on June 30, 2003 and 200,000 vesting on June 30, 2004. Orbital also agreed to reimburse Mr. Pierce for certain expenses.

PROPOSAL 2

APPROVAL OF INCREASE IN AUTHORIZED
SHARES OF COMMON STOCK

      On January 23, 2003, the Board of Directors approved, and recommended that the stockholders of the company approve, an amendment to the first paragraph of Section 5 of the company’s Restated Certificate of Incorporation to increase the number of authorized shares of common stock of the company from 80,000,000 shares to 200,000,000 shares. The proposed amendment would replace the first paragraph of Section 5 in its entirety as follows:

“5. The total number of shares of stock that this Corporation shall have authority to issue is 210,000,000 shares consisting of 200,000,000 shares of Common Stock, $.01 par value per share (the “Common Stock”) and 10,000,000 shares of Preferred Stock, $.01 par value per share (the Preferred Stock”) which may be issued as follows:”

      No increase in the number of authorized shares of Preferred Stock of the company, currently 10,000,000 shares, is proposed. The respective rights and limitations applicable to the common stock under the proposed amendment will remain unchanged. The common stock does not have preemptive rights, and any future issuance of common stock, other than on a pro rata basis, would dilute the percentage ownership position of current stockholders.

      Of the 80,000,000 currently authorized shares of common stock, as of March 5, 2003, 45,707,136 shares of common stock of Orbital were issued and outstanding. In addition, at December 31, 2002, (i) 880,022 shares were reserved for issuance under the company’s Deferred Salary and Profit Sharing Plan (the “401K Plan”); (ii) 4,605,552 shares were reserved for issuance in connection with the warrants issued in August 2001 pursuant to the company’s shareholder litigation settlement agreement; (iii) 75,500 shares were reserved for issuance in connection with warrants issued under a previous credit facility agreement; (iv) 10,699,980 shares were reserved for issuance upon option exercises under Orbital’s existing option plans; (v) 16,605,000 shares were reserved for issuance in connection with the warrants issued in 2002 relating to the company’s debt refinancing; and (vi) 343,979 shares were reserved for issuance under the company’s 1999 Employee Stock Purchase Plan. Accordingly, unless this proposal is approved, there will be only a de minimis number of authorized shares remaining available for future issuances.

      The proposed amendment would increase the number of authorized shares of common stock from 80,000,000 to 200,000,000. The Board of Directors believes that it is desirable to have sufficient authorized shares of common stock available for future corporate needs, such as financings, acquisitions and other general corporate purposes. Stock-based compensation has always been an important component of Orbital’s long-term strategy to incentivize management by linking compensation to overall company performance and stockholder value, and the Board of Directors believes it is desirable to have the flexibility to use equity as a basis for compensation purposes under certain circumstances.

      Since its initial public offering in 1990, Orbital has obtained financing for general corporate purposes, working capital and acquisitions through the issuance or sale of common stock, convertible debentures and units consisting of notes and common stock warrants in the capital markets. When its liquidity was constrained, we also used common stock and common stock warrants to settle litigation on favorable terms. The company uses common stock for its matching and discretionary contributions to the employees under our 401(k) retirement plan, and believes it is desirable to have the flexibility to continue to do so. Other than the proposed amendment to our ESPP as described in Proposal 3 below, we do not have any current commitments, arrangements, undertakings or plans with respect to the issuance of additional shares of common stock; however, the additional authorized shares of common stock will allow us to maintain the flexibility to issue common stock in the future without the potential expense or delay of a special meeting of stockholders at such time. If the amendment is approved, the Board of Directors could issue the additional shares without further action by the stockholders, unless such action is required by Delaware law or applicable rules of the NYSE or any other stock market or exchange on which the common stock is then traded.

      If the proposed amendment to the company’s Restated Certificate of Incorporation is approved, a Certificate of Amendment will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The amendment would be effective upon the date of filing.

      Approval of the amendment to the Restated Certificate of Incorporation will require the affirmative vote of the holders of a majority of the outstanding shares of the company’s common stock. Abstentions and broker non-votes will be considered shares present at the meeting entitled to vote for purposes of determining the existence of a quorum, but will have the same effect as votes against the proposal.

      The Board of Directors recommends that you vote FOR adoption of this amendment. Unless instructions are given to the contrary, it is the intention of the person named as proxies to vote the shares to which the proxy is related FOR adoption of the amendment to the Restated Certificate of Incorporation.

PROPOSAL 3

APPROVAL OF AN INCREASE IN NUMBER OF SHARES AUTHORIZED
FOR ISSUANCE UNDER THE ORBITAL SCIENCES CORPORATION
1999 EMPLOYEE STOCK PURCHASE PLAN
FROM 3,000,000 SHARES TO 4,500,000 SHARES

Introduction

      Orbital’s stockholders approved its 1999 Employee Stock Purchase Plan (the “ESPP”) at Orbital’s 1999 Annual Meeting. The purpose of the ESPP is to enable eligible employees to purchase shares of Orbital’s common stock at a 15% discount. The Board believes that this is a substantial benefit to employees and that it will also benefit Orbital by aligning employees’ financial interests in Orbital with those of its stockholders. The ESPP is also intended to benefit Orbital by increasing employees’ interest in its growth and success by providing an incentive for continued work towards Orbital’s financial and operational goals, and assisting in recruiting and retaining high quality employees. The ESPP is intended to comply with the terms of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

      In 2002, the stockholders approved an amendment to the ESPP to increase the number of shares of common stock authorized for issuance under the ESPP from 1,000,000 shares to 3,000,000 shares. Approximately 2,700,000 shares of Orbital’s common stock authorized for issuance under the ESPP beginning in 1999 have been purchased by employees.

      In January 2003, the Board adopted an amendment to the ESPP to increase the number of shares of common stock authorized for issuance under the ESPP from 3,000,000 to 4,500,000, subject to stockholder approval. The Board believes that increasing the amount of common stock to be issued under the ESPP will be adequate for Orbital’s near-term needs, and therefore recommends that the stockholders approve the amendment to the ESPP to effect this increase.

Features of the ESPP

      Shares subject to the ESPP. The aggregate number of shares of common stock that currently may be issued and purchased under the ESPP may not exceed 3,000,000 shares, subject to adjustment in the event of certain changes in the capital structure of Orbital. For the reasons discussed above, the Board proposes to increase this limit to 4,500,000 shares, subject to like adjustments. Shares needed to satisfy purchases under the ESPP may be authorized but unissued shares or previously issued shares reacquired and held by Orbital.

      Effective date and termination. The ESPP became effective on January 1, 1999, and will terminate on (a) the date on which all shares of common stock that are available for purchase under the ESPP have been issued or (b) at any other date at the discretion of the Board.

      Administration. The ESPP is administered by the Human Resources and Governance Committee of the Board.

      Eligibility. Generally, any employee of Orbital is eligible to participate in the ESPP. As of March 1, 2003, approximately 2,000 employees were eligible to participate in the ESPP.

      Operation of the ESPP. The ESPP permits eligible employees to elect to set aside a fixed amount, through payroll deductions or otherwise, to purchase common stock. Generally, payroll deductions will be accumulated during the six month period (an “Option Period”) beginning on the first trading day in January and ending on the last trading day in June and beginning on the first trading day in July and ending on the last trading day in December. At the end of each Option Period, all funds accumulated in a participant’s account will be used to purchase shares of common stock at a purchase price equal to the lesser of 85% of the fair market value of the common stock (a) on the first trading day of the Option Period or (b) on the last trading day of such Option Period; provided, however, that in no event shall the purchase price be less than the par value of the stock.

      Eligible employees enroll in the ESPP at least 15 business days prior to the commencement of an Option Period. An employee may elect to have deductions made from his or her eligible compensation or may elect to purchase his or her shares through a lump sum cash payment, subject to a maximum limit of 20% of “eligible compensation.” “Eligible compensation” is all compensation paid to such employee plus amounts contributed by such employee to a retirement plan as an elective deferral under Section 401(k) of the Code, and excludes payments under stock option plans, other employee benefits plans and bonuses. An eligible employee may terminate payroll deductions during an Option Period, in which case the amount in such employee’s account will be refunded without interest and the employee’s option to purchase during such Option Period will terminate. No employee may purchase under the ESPP, together with any other employee stock purchase plans, shares of common stock having an aggregate fair market value in excess of $25,000 in any calendar year.

      Amendments to the ESPP. The Board may modify the ESPP in any respect, but must obtain the approval of Orbital’s stockholders for any modification that (a) changes the designation of corporations whose employees may participate in the ESPP or (b) increases the maximum number of shares subject to purchase under the ESPP.

      In October 2002, the Board amended the ESPP to allow the company to limit the number of shares an employee may purchase in an Option Period, provided that such limitation is imposed prior to the start of the relevant period. The Board also approved an amendment to the ESPP that permits the company to impose a restriction on the sale or transfer of shares acquired under the ESPP for a period of up to two years.

      United States federal income tax consequences. A participant will not incur federal income tax as a result of an election to participate in the ESPP or as a result of the purchase of common stock at the purchase price. A participant who, either through sale, gift or transfer (other than because of a corporate reorganization), disposes of common stock at least two years after the first day of the Option Period during which the shares were acquired under the ESPP, will recognize (a) ordinary income of an amount equal to the lesser of (i) the excess of the fair market value of the common stock on the date of disposition over the price paid for the common stock or (ii) the excess of the fair market value of the common stock on the first day of the Option Period over the price paid for the common stock. Any additional gain on the disposition will be long-term capital gain or loss. A participant who disposes of such shares before two years have expired will have (a) ordinary income generally equal to the difference between the purchase price and the fair market value of the common stock on the date of purchase and (b) long-term or short-term capital gain or loss (depending on how long the participant held the shares) on the difference, if any, between the fair market value of the common stock on the date of sale and the purchase price on the date of purchase.

      Orbital generally will not be entitled to a business expense deduction in connection with the sale of shares of common stock under the ESPP, unless a participant disposes of common stock received under the ESPP before expiration of the two-year holding period described above. In that case, Orbital will be entitled to a compensation expense deduction to the extent ordinary income is recognized by the participant.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve Proposal 3. Abstentions will be considered shares present at the meeting entitled to vote, but since they are not affirmative votes on the proposal, will have the same effect as votes against the proposal. Broker nonvotes will be counted towards a quorum, but are not counted for any purpose in determining whether the proposal has been approved.

      THE BOARD RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF PROPOSAL 3. Unless instructions are given to the contrary, it is the intention of the persons named as proxies to vote the shares to which the proxy is related FOR the approval of Proposal 3.

OWNERSHIP OF COMMON STOCK

      The table below sets forth certain information regarding Orbital’s stock-based holdings as of March 5, 2003 by (1) each person known by Orbital to own beneficially more than 5% of Orbital’s common stock, (2) each director of Orbital and each Named Officer, and (3) all executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns.

			Percent of
	Shares	Total Shares	Shares
	Beneficially	and Options	Beneficially
Name and Address	Owned(a)	Owned(b)	Owned

FMR Corporation	4,973,906	4,973,906	10.82%
82 Devonshire Street Boston, MA 02109(c)
David J. Greene and Company, LLC	3,297,642	3,297,642	7.26%
599 Lexington Avenue New York, NY 10022(c)
John M. Danko	102,201	112,201	*
Daniel J. Fink(d)	56,382	61,382	*
Lennard A. Fisk	46,466	51,466	*
Ronald J. Grabe	298,494	415,994	*
Robert M. Hanisee	19,756	24,756	*
Robert J. Hermann	12,726	17,726	*
Jack L. Kerrebrock	55,184	60,184	*
Janice I. Obuchowski	31,905	36,905	*
Garrett E. Pierce	693,339	1,230,005	1.52%
Frank L. Salizzoni	31,718	36,718	*
Harrison H. Schmitt	35,805	40,805	*
David W. Thompson(e)	670,102	690,102	1.47%
James R. Thompson(d)(e)	567,467	737,467	1.24%
Scott L. Webster	196,407	201,407	*
Officers and Directors as a Group (15 persons)	3,109,414	4,073,600	6.80%

  *  Less than 1%

(a)	Includes shares issuable upon exercise of currently vested stock options or options that will vest within 60 days of March 5, 2003, in the following amounts: John M. Danko, 62,000; Daniel J. Fink, 27,000 shares; Lennard A. Fisk, 27,000 shares; Ronald J. Grabe, 232,668 shares; Robert M. Hanisee, 5,000 shares; Robert J. Hermann, 5,000 shares; Jack L. Kerrebrock, 27,000 shares; Janice I. Obuchowski, 20,000 shares; Garrett E. Pierce, 693,339 shares; Frank L. Salizzoni, 20,000 shares; Harrison H. Schmitt, 24,000 shares; David W. Thompson, 445,000 shares; James R. Thompson, 370,000 shares; Scott L. Webster, 142,000 shares; and all officers and directors as a group, 2,340,007 shares.

(b)	Total Orbital stock-based holdings, including shares beneficially owned and reported on this table and stock options that will not become exercisable within 60 days of March 5, 2003.

(c)	Beneficial ownership in each case is as of December 31, 2002, as based on a Schedule 13G filed with the SEC.

(d)	Includes 2,000 shares of common stock with respect to which Mr. Fink shares voting and investment power with his wife, and 16,537 shares of common stock with respect to which Mr. J.R. Thompson exercises voting and investment power on behalf of a trust.

(e)	Excludes 23,000 shares of common stock owned by Mr. D.W. Thompson’s wife, and 1,385 shares of common stock owned by Mr. J.R. Thompson’s wife. Messrs. D.W. Thompson and J.R. Thompson disclaim beneficial ownership of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities and Exchange Act requires Orbital’s executive officers and directors, and persons who beneficially own more than 10% of Orbital’s common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish to Orbital copies of all Forms 3, 4 and 5 they file. Based solely on Orbital’s review of the copies of such forms it has received and written representations from the reporting persons, Orbital believes that, except as specified below, all its executive officers and directors complied with the filing requirements applicable to them with respect to transactions during fiscal year 2002. Mr. J.R. Thompson’s September 30, 2002 receipt of restricted common stock in lieu of cash salary was reported late on a Form 4 in October 2002.

RELATIONSHIP WITH INDEPENDENT AUDITORS

      The Board selected the firm of PricewaterhouseCoopers as Orbital’s independent auditors for the fiscal year ending December 31, 2002. PricewaterhouseCoopers has served as Orbital’s independent auditors since 1999. Representatives of PricewaterhouseCoopers are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they so desire.

FEES OF INDEPENDENT AUDITORS FOR CALENDAR

YEAR ENDED DECEMBER 31, 2002

      For services rendered during or in connection with Orbital’s fiscal year ending December 31, 2002, Orbital has received, or expects to receive, invoices from PricewaterhouseCoopers for the following fees:

Audit Fees(a)	$611,300
Financial Information Systems Design and Implementation Fees	$0
All Other Fees(b)	$348,850

(a)	Audit fees included services rendered for the annual audit of Orbital’s consolidated financial statements and services rendered in connection with the quarterly reviews of the consolidated financial statements in Orbital’s Forms 10-Q for the first three quarters of 2002.

(b)	Other fees consisted primarily of services in connection with Orbital’s Rule 144A offering and related registration statements, tax compliance services, audits of benefit plans, and assistance in connection with government contractor compliance and audit related activities.

      The Audit and Finance Committee takes into consideration all other fees charged by the independent auditors in its assessment of PricewaterhouseCooper’s independence.

STOCKHOLDER PROPOSALS FOR 2004 PROXY STATEMENT

      Stockholder proposals that are intended to be included in the proxy statement and related proxy materials for Orbital’s 2004 Annual Meeting of Stockholders must be received by Orbital no later than November 22, 2003 at its principal office, 21839 Atlantic Boulevard, Dulles, Virginia 20166, Attention: Corporate Secretary.

      In addition, the proxy solicited by the Board for the 2004 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless Orbital is provided with notice of such proposal by February 5, 2004.

OTHER MATTERS

      Management has no knowledge of any other matter that may come before the Annual Meeting and does not, itself, currently intend to present any such other matter. However, if any such other matter properly comes before the meeting or any adjournments thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

PROXY SOLICITATION

      The cost of soliciting proxies will be paid by Orbital. Proxies may be solicited without extra compensation by certain directors, officers and regular employees of Orbital by mail, telephone or personally. In addition, Orbital has retained D.F. King & Co. (“D.F. King”) to solicit proxies and to request brokerage houses and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of common stock. Orbital will pay D.F. King a fee not to exceed $4,000 covering its services and, in addition, will reimburse D.F. King for expenses and payments made for Orbital’s account to brokers and other nominees for their expenses in forwarding soliciting material.

      Stockholders are urged to send their proxies without delay. Your cooperation is appreciated.

APPENDIX A

AUDIT AND FINANCE COMMITTEE

CHARTER*

I. PURPOSE

      The primary purpose of the Audit and Finance Committee (the “Committee”) is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing the financial reports and other financial information of the Company, the Company’s systems of internal controls regarding finance, accounting and compliance that management and the Board have established, and the Company’s auditing, accounting and financial reporting processes generally.

II. COMPOSITION

      The Committee shall be comprised of three or more directors as determined and appointed by the Board, each of whom shall meet the independence and experience requirements of the New York Stock Exchange.

      The Audit and Finance Committee shall make regular reports to the Board.

III. RESPONSIBILITIES AND DUTIES

      In meeting its responsibilities, the Committee shall:

1.	Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

2.	Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including an analysis of the effect of alternative GAAP methods on the Company’s financial statements and a description of any transactions as to which management obtained a report from the independent auditor on the application of accounting principles (Statement on Auditing Standards No. 50 letter).

3.	Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

4.	Review with management and the independent auditor the Company’s quarterly financial statements prior to the release of the Company’s financial results and filing of the Company’s quarterly reports on Form 10-Q, including the results of the independent auditors’ reviews of the quarterly financial statements.

5.	Meet periodically with management to review the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

6.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Committee and the Board, approve the compensation of the independent auditor, review the experience and qualifications of the senior members of the independent auditor team, review the quality control procedures of the independent auditor, review the performance of the independent auditor, and, if so determined by the Committee, recommend that the Board replace the independent auditor.

7.	Approve the retention of the independent auditor for any non-audit services and the fees to be paid in connection with such services.

8.	Receive periodic reports from the independent auditor regarding the auditor’s independence, discuss such reports with the auditor, and if so determined by the Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the auditor.

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9.	Discuss with the independent auditor the matters relating to the conduct of its audit as required by Statement on Auditing Standards No. 61.

10.	Meet with the independent auditor to review the planning and staffing of the annual audit.

11.	Obtain from the independent auditor assurance that it will inform the Company’s management concerning any information coming to the auditor’s attention indicating that an illegal act has or may have occurred, and assure that such information has been conveyed, as appropriate, to the Audit Committee.

12.	Following completion of the annual audit, review separately with each of management, the independent auditor and the internal auditor any problems or difficulties encountered during the course of the audit, including any restriction on the scope of work or access to required information.

13.	Review any significant disagreements among management, the independent auditor or the internal auditor in connection with the preparation of the financial statements.

14.	At the discretion of the Audit Committee, discuss with the independent auditor’s national office issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency.

15.	Review the appointment and replacement of the senior internal auditor, and review and approve, in advance, any internal audit services to be performed by the independent auditor.

16.	Approve the hiring by the Company of any person who is an employee of the Company’s independent auditor.

17.	Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Company’s annual proxy statement.

18.	In consultation with the independent auditor and the internal auditor, review the integrity of the Company’s financial reporting processes. Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditor or management.

19.	Maintain independent communication and exchange of information and meet quarterly with the chief financial officer, the internal auditor and the independent auditor in separate sessions.

20.	Review with the Company’s counsel legal compliance matters and matters that could have significant impact on the Company’s financial statements, and review with management compliance with the Company’s Standards of Conduct.

21.	Investigate any matter brought to the Committee’s attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

22.	Review with management and, as appropriate, the independent auditor any correspondence with regulators or governmental agencies, employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies.

23.	Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

      While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor.

A-2

Appendix B

Orbital Sciences Corporation
1999 Employee Stock Purchase Plan
(as amended April 25, 2002)

SECTION 1. PURPOSE OF PLAN

     The Orbital Sciences Corporation 1999 Employee Stock Purchase Plan (the “Plan”) is designed to encourage and assist employees of Orbital Sciences Corporation (“Orbital”) and its subsidiaries (collectively, the “Company”) to acquire an equity interest in Orbital through the purchase of shares of Orbital common stock (“Common Stock”). This Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code (the “Code”).

SECTION 2. ADMINISTRATION OF THE PLAN

     The Plan shall be administered by Orbital’s Board of Directors (the “Board”) or by a committee of the Board (the “Committee”) appointed by the Board and serving at its pleasure (the Board or any such Committee being herein referred to as the “Administrator”). Until such time as the Board shall determine otherwise, the Human Resources and Nominating Committee of the Board shall serve as Administrator. The Administrator shall have full power and authority, not inconsistent with the express provisions of the Plan, to administer and interpret the Plan, including the authority to:

(i)	grant options and authorize the issuance of shares;
(ii)	make and amend all rules, regulations, guidelines, procedures and policies for administering the Plan;
(iii)	appoint persons and entities to act as designated representatives on its behalf in administering the Plan pursuant to its provisions (in which case the term “Administrator” as used herein shall include such persons or entities to the extent of such appointment); and
(iv)	decide all questions and settle all disputes that may arise in connection with the Plan.

     All interpretations, decisions and determinations made by the Administrator shall be binding on all persons concerned.

SECTION 3. NATURE AND NUMBER OF SHARES

     The Common Stock subject to issuance under the terms of the Plan shall be authorized but unissued shares or previously issued shares reacquired and held by the Company. The aggregate number of shares that may be issued under the Plan shall not exceed 3,000,000 shares of Common Stock.

     In the event of any reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, exchange of shares, merger, consolidation, offering of rights or other similar change in the capital structure of the Company, the Board or the Committee may make such adjustment, if any, as it deems appropriate in the number, kind and purchase price of the shares available for purchase under the Plan and in the maximum number of shares which may be issued under the Plan.

SECTION 4. ELIGIBILITY

     Each individual employed by Orbital or a Participating Subsidiary (as hereinafter defined), except as provided below, shall be eligible to participate in the Plan (“Employee”). The following individuals shall be excluded from participation:

     (a)  Persons who, immediately upon the grant of an Option, own directly or indirectly, or hold options or rights to acquire, an aggregate of five percent (5%) or more of the total combined voting power or value of all outstanding shares of all classes of Orbital or any Subsidiary;

     (b)  Persons who are customarily employed by the Company less than twenty (20) hours per week or for not more than five (5) months in any calendar year;

     For purposes of the Plan, a “Subsidiary” is any corporation in which Orbital owns, directly or indirectly, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock. A “Participating Subsidiary” is any corporation meeting the requirements above that is designated by the Board or the Committee as a subsidiary whose employees are eligible to participate in the Plan. Notwithstanding any other provision hereunder, employees of Orbital Imaging Corporation, ORBCOMM Global, L.P., ORBCOMM International, L.P. and ORBCOMM U.S., L.P., who are not also employees of Orbital or a Participating Subsidiary, shall not be eligible to participate in the Plan.

SECTION 5. ENROLLMENT AND WITHDRAWAL

     Each eligible Employee may enroll or re-enroll in the Plan as of the first day of any Option Period (as hereinafter defined) after the Employee first becomes eligible to participate. To enroll, an Employee must complete and sign an enrollment form (including a payroll deduction authorization) in a form acceptable to the Administrator and submit it to the Company at least 15 business days prior to the commencement of such Option Period or by such other date as the Administrator may prescribe. Participation in the Plan is voluntary. A “Participant” shall be an Employee enrolled in the Plan.

     Any Participant may withdraw from the Plan by notifying the Company at any time during the Option Period prior to the Purchase Date (as defined below). Upon such a withdrawal, the entire amount contributed to the Plan by the Participant will be refunded without interest as soon as administratively practicable.

SECTION 6. GRANT OF OPTIONS

     Under the Plan, each Option Period shall be a period of approximately six (6) months beginning on the first trading days of January and July, respectively, and ending on the last trading days of June and December, respectively, or such other period as the Board or the Committee may designate from time to time.

     Each person who is a Participant on the first day of an Option Period (the “Grant Date”) will as of such day be granted an option for the Period (the “Option”). Such Option will be for the number of whole and fractional shares of Common Stock to be determined by dividing (i) the balance credited to the Participant’s Account by means of payroll deduction (or such other means deemed acceptable by the Administrator) as of the Purchase Date (as determined under Section 8 below), by (ii) the purchase price per share of the Common Stock as determined under Section 8.

     In no event shall a Participant or his or her beneficiary(ies) be entitled to purchase, for any Option Period, more than the lesser of (i) the number of shares obtained by dividing $25,000 by the fair market value of a share of Common Stock on the Grant Date for such Option Period, or (ii) the maximum number of shares permitted to be purchased under Section 7(c) below.

     The Administrator will reduce, on a substantially proportionate basis, the number of shares of Common Stock receivable by each Participant upon exercise of his or her Option for an Option Period in the event that the number of shares then available under the Plan is otherwise insufficient, and will return without interest any unused cash remaining in the Participant’s account as soon as administratively practicable.

SECTION 7. METHOD OF PAYMENT

     (a) Form of Payment. Payment for shares shall be made in installments through after-tax payroll deductions over the Option Period, with such deductions taken from pay periods ending during the Option Period, or in such other form of payment deemed acceptable by the Administrator.

     Subject to the limits below and in Section 8, each Participant may elect through payroll withholding during the Option Period (or such other means deemed acceptable by the Company) to have credited to his or her account an amount not greater than twenty percent (20%) of Compensation (as defined below); provided that the Administrator from time to time before an enrollment date may establish limits other than those herein described for all purchases to occur during the relevant Option Period.

     For purposes of the Plan, “Compensation” shall mean all compensation paid to the Participant by the Company and currently includible in his or her income, including such amounts as commissions, overtime, shift differential and other amounts includible in the definition of compensation provided in the Treasury Regulations promulgated under Section 415 of the Code, plus any amount that would be so included but for the fact that it was contributed to a qualified plan pursuant to an elective deferral under Section 401(k) of the Code, but not including (i) payments under stock option plans and other employee benefit plans or other amounts excluded from the definition of compensation provided in the Treasury Regulations under Section 415 of the Code and (ii) bonuses.

     A Participant may increase or decrease the rate of withholding on a prospective basis effective as to future Option Periods by giving at least two (2) weeks written notice (in a form acceptable to the Administrator) to the Company.

     (b)  Accounts. All payments by each Participant shall be credited to such Participant’s account. No interest will be paid on amounts credited to a Participant’s Account.

     (c)  Limits on Purchase. In no event shall the rights of any Participant to purchase shares (under this Plan and under any other stock purchase plans of Orbital or any Subsidiary) accrue at a rate that exceeds $25,000 as measured by the fair market value of such shares (determined in the case of each such share as of the date of grant of the related option) for the calendar year.

SECTION 8. PURCHASE PRICE

     The purchase price of Common Stock issued pursuant to the exercise of an Option shall be eighty-five percent (85%) of the lower of the fair market value of Common Stock on (a) the Grant Date for the Option Period, or (b) the fair market value of Common Stock on the last trading day of the Option Period (the “Purchase Date”).

     Fair market value shall mean the closing price of Common Stock on the national securities exchange on which the Common Stock is then principally traded or, if that measure of price is not available, on a composite index of such exchanges or, if that measure of price is not available, in a national market system for securities. In the event that there are no sales of Common Stock on any such exchange or market on the Grant or Purchase Date, the fair market value of the Common Stock shall be deemed to be the closing sales price on the next preceding day on which Common Stock was sold on any such exchange or market. In the event that the Common Stock is not listed on any such market or exchange on the Grant or Purchase Dates, a reasonable valuation of the fair market value of the Common Stock on such dates shall be made by the Administrator.

SECTION 9. EXERCISE OF OPTIONS

     If an Employee is a Participant in the Plan on a Purchase Date, he or she will be deemed to have exercised the Option granted to him or her for the period ending on that Purchase Date. Upon such exercise, the Company will apply the balance of the Participant’s account to the purchase of the number of whole or fractional shares of Common Stock determined under Section 6 and as soon as practicable thereafter will issue and deliver said shares to the Participant. Any cash remaining in the Participant’s account will be refunded without interest.

     Notwithstanding anything herein to the contrary, Orbital’s obligation to issue and deliver shares of Common Stock under the Plan will be subject to the approval required by any governmental authority in connection with the authorization, issuance, sale or transfer of said shares, to any requirements of any national securities exchange applicable thereto, and to compliance by Orbital with other applicable legal requirements in effect from time to time.

SECTION 10. TERMINATION OF EMPLOYMENT

     Subject to Section 11, upon the termination of a Participant’s employment with the Company for any reason other than death, the Participant’s account balance shall be frozen to future accruals and the Participant may (i) elect to withdraw from Plan participation, as provided in Section 5, or (ii) apply the balance of his or her Account as of the Purchase Date toward the exercise of the Option pursuant to Section 9 of the Plan. If no written election is made by the Participant prior to the Purchase Date, the Participant shall be deemed to have elected to exercise the Option in the manner described in (ii) above.

     Notwithstanding the above, a terminated Employee will cease to be a Participant upon the earliest of the following events: (i) his or her voluntary withdrawal from the Plan, as provided in Section 5, (ii) the last day of the Option Period (after completion of the Option exercise) or (iii) three months following his or her termination date. Upon the cessation of participation, any Option held by the Participant under the Plan will be deemed cancelled, the balance of the Participant’s Account will be returned to the Participant, without interest, as soon as administratively practicable and the Participant will have no further rights under the Plan.

SECTION 11. DEATH OF A PARTICIPANT

     Each Participant may designate one or more beneficiaries who, in the event of the Participant’s death, would receive any Common Stock and/or cash credited to the Participant under the Plan. In the case of a Participant who is married at time of death, the Administrator may condition any designation of a beneficiary other than the Participant’s spouse on the written consent of such spouse. Such designation will also provide for the election by the Participant of either (i) cancellation of the Participant’s Option upon his or her death as provided in Section 5 or (ii) application as of the Purchase Date of the balance of the deceased Participant’s account at the time of death to the exercise of the Option, pursuant to Section 9 of the Plan. In the absence of a valid election otherwise, the death of a Participant will be deemed to effect a cancellation of his or her Option. A designation of beneficiary and election may be changed by the Participant at any time.

Any such designation or change in designation, if made in accordance with the Plan and in a form and manner that is acceptable to the Administrator, shall be effective upon receipt by the Company and shall be the exclusive means of designating a beneficiary under the Plan. In the absence of a proper beneficiary designation under the Plan, a deceased Participant will be deemed to have elected cancellation under (i) above, and the balance in his or her account under the Plan will be refunded without interest to his or her estate.

     As soon as administratively feasible after the death of a Participant, any Common Stock and/or cash credited to the Participant under the Plan shall be delivered to the Participant’s designated beneficiaries or, in the absence of such designation, to the executor, administrator or other legal representative of the Participant’s estate. Such delivery and payment shall relieve the Company of further liability to the deceased Participant or his or her beneficiaries with respect to the Plan. If more than one beneficiary is designated, each beneficiary shall receive an equal portion of the account unless the Participant has given express contrary instructions.

SECTION 12. ASSIGNMENT

     No Participant may sell, pledge, assign, transfer or otherwise create a lien on any funds, securities, rights or other property held for the account of the Participant under the Plan, except as provided in Section 11 above. A Participant’s right to purchase shares under the Plan shall be exercisable during the Participant’s lifetime only by the Participant. If this provision is violated, the Participant’s election to purchase Common Stock shall terminate and the only obligation of the Company remaining under the Plan will be to refund to the Participant the amount then credited to his or her Account.

SECTION 13. EQUAL RIGHTS AND PRIVILEGES

     All eligible Employees shall have equal rights and privileges with respect to the Plan so that the Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provisions of the Code and related regulations. Any provision of the Plan which is inconsistent with Section 423 or any successor provision of the Code shall without further act of amendment by the Company be reformed to comply with the requirements of Section 423. This Section 13 shall take precedence over all other provisions of the Plan.

SECTION 14. RIGHTS AS STOCKHOLDER

     A Participant shall have no rights as a stockholder under an Option until he or she becomes a stockholder as herein provided. A Participant will become a stockholder with respect to shares for which payment has been completed as provided in Section 8 as of the close of business on the Purchase Date for the Option Period.

SECTION 15. MODIFICATION AND TERMINATION OF THE PLAN

     The Board or the Committee may terminate the Plan at any time and may at any time and from time to time amend the Plan in any manner permitted by law. No amendment shall be effective unless within one (1) year after it is adopted by the Board it is approved by Orbital’s shareholders in the manner prescribed under the Treasury Regulations under Section 423 of the Code, if such amendment would:

(i)	increase the number of shares reserved for purchase under the Plan, or
(ii)	change the designation of corporations whose employees may be offered Options under the Plan, except as permitted under Treasury Regulations §1.423-2(c)(4).

     In the event the Plan is terminated, the Board or Committee may elect to terminate all outstanding Options either immediately or upon completion of the purchase of shares on the next Purchase Date, unless the Board has determined that the right to make all such purchases shall expire on some other designated date occurring prior to the next Purchase Date. If Options are terminated prior to expiration, all funds contributed to the Plan that have not been used to purchase shares shall be returned without interest to the Participants.

SECTION 16. BOARD AND SHAREHOLDER APPROVAL; EFFECTIVE DATE

     This Plan was adopted by the Board on October 22, 1998. The Effective Date of the Plan shall be January 1, 1999, subject to shareholder approval. In the event shareholder approval of the Plan is not obtained in the manner prescribed under Treasury Regulations under Section 423 of the Code, Participants will receive a full refund of amounts credited to their accounts as soon as administratively practicable.

SECTION 17. OTHER PROVISIONS

     Options and other documentation under the Plan shall contain such other provisions as the Administrator shall deem advisable, provided that no such provision shall conflict with the express terms of the Plan.

SECTION 18. EMPLOYMENT RIGHTS

     Nothing contained in the provisions of the Plan shall be construed to give to any individual the right to be retained in the employ of the Company or to interfere with the right of the Company to discharge any employee at any time.

*                     *                     *

     The Plan was duly adopted by the Board of Directors of Orbital as of October 22, 1998.

/s/ Leslie C. Seeman Leslie C. Seeman Senior Vice President, General Counsel and Secretary

     The Plan was duly approved by the stockholders of Orbital on May 14, 1999.

/s/ Leslie C. Seeman Leslie C. Seeman Senior Vice President, General Counsel and Secretary

Amendment No 1
to the
Orbital Sciences Corporation
1999 Employee Stock Purchase Plan

     Pursuant to the authority of the Human Resources and Governance Committee of the Board of Directors (the “HR Committee”) of Orbital Sciences Corporation (the “Company”) and Section 15 of the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan (the “Plan”), the Plan is amended, effective January 1, 2003, in the following respects only:

     1.          Section 7(c) is amended to add a new sentence to the end of Section 7(c) to read as follows:

     “In addition, the Board or the Committee may impose a limit on the number of shares of Common Stock or the value of shares of Common Stock that a Participant may purchase in each Option Period; provided, that, such limitations shall be imposed prior to the start of the relevant Option Period.”

     2.          Section 9 is amended by deleting the first paragraph of Section 9 in its entirety and substituting new paragraphs to read as follows:

     “If an Employee is a Participant in the Plan on the Purchase Date, he or she will be deemed to have exercised the Option granted to him or her for the period ending on that Purchase Date. Upon such exercise, the Company will apply the balance of the Participant’s account to the purchase of the number of whole or fractional shares of Common Stock determined under Section 6. Any cash remaining in the Participant’s account will be refunded without interest.

Shares of Common Stock purchased under the Plan will be held in the custody of an agent (the “Agent”) appointed by the Company. The Agent may hold the shares of Common Stock purchased under the Plan in stock certificates in nominee names and may commingle shares of Common Stock held in its custody in a single account or stock certificate without identification as to individual Participants. The Board or the Committee shall have the right to require any or all of the following with respect to shares of Common Stock purchased under the Plan:

(i) that a Participant may not request that all or part of the shares of Common Stock be reissued in the Participant’s own name and the stock certificates delivered to the Participant until two years (or such shorter period of time as the Board or the Committee may designate) have elapsed since the Grant Date of such shares of Common Stock and one year has elapsed since the Purchase Date of such shares of Common Stock (the “Section 423 Holding Period”);

(ii) that all sales of shares of Common Stock during the Section 423 Holding Period applicable to such shares of Common Stock be performed through a licensed broker acceptable to the Company; and

     (iii)       that Participants abstain from selling or otherwise transferring shares of Common Stock purchased pursuant to the Plan for a period of two years (or such shorter period of time as the Board or the Committee may designate) from the Grant Date of such shares of Common Stock.”

*                     *                     *

     IN WITNESS WHEREOF, Amendment No. 1 to the Orbital Sciences Corporation 1999 Employee Stock Purchase Plan was duly adopted by the HR Committee on October 24, 2002.

ORBITAL SCIENCES CORPORATION

/s/ Susan Herlick Susan Herlick Vice President, Acting General Counsel and Assistant Secretary

ORBITAL SCIENCES CORPORATION

Proxy for Annual Meeting of Stockholders – April 29, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned appoints David W. Thompson and Susan Herlick and each of them as proxies, with power of substitution and re-substitution to each, to vote at the annual meeting of stockholders of Orbital Sciences Corporation (the “company”) to be held at the company’s headquarters, 21839 Atlantic Boulevard, Dulles, Virginia 20166 on April 29, 2003 at 9:00 a.m. and at any adjournments thereof, all shares of stock of the company that the undersigned would be entitled to vote if personally present. A majority of said proxies or their substitutes or re-substitutes or any one if only one is present and acting, shall have all the powers of all said proxies. The undersigned instructs said proxies, or their substitutes or re-substitutes, to vote in such manner as they may determine on any matters that may properly come before the meeting as indicated in the Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, and to vote as specified by the undersigned on the reverse side.

     THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS MADE, FOR THE ELECTION OF THE NAMED NOMINEES AS DIRECTORS AND FOR PROPOSALS 2 AND 3.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND PROPOSALS 1, 2 AND 3.

1.	To elect four Directors, each to serve for a three-year term ending in 2005.

Nominees: Robert M. Hanisee, Harrison H. Schmitt, James R. Thompson, Scott L. Webster

☐ FOR ALL      ☐ WITHHOLD ALL

               ____________________________________

☐ FOR ALL NOMINEES EXCEPT AS NOTED ABOVE
          (Instruction: To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) above.

...

2.	To approve the adoption of an amendment to the Company’s Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 80,000,000 shares to 210,000,000 shares.

FOR	AGAINST	ABSTAIN
...

3.	To approve an increase in the number of shares authorized to be issued under Orbital Sciences Corporation 1999 Employee Stock Purchase Plan from 3,000,000 shares to 4,500,000 shares.

FOR	AGAINST	ABSTAIN
...

Please vote, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

Dated: _______________________, 2003
______________________________	For Inspector of
Signature	Elections’ Use Only
______________________________	______________________________
Name (please print)	Number of Shares

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have an authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.